PROSPECTUS SUPPLEMENT NO. 10
Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-123008

OXIS INTERNATIONAL

PROSPECTUS SUPPLEMENT NO. 10 DATED March 21, 2006

TO THE PROSPECTUS DATED MAY 27, 2005

This Prospectus Supplement No. 10 supplements our Prospectus dated May 27, 2005 with the following attached document:

A.	Form 8-K Current Report dated March 15, 2006

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 10 should be read in conjunction with the Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9 and the Prospectus, each of which are required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AS
SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus supplement is March 21, 2006

INDEX TO FILINGS

Annex
Form 8-K Current Report of the registrant filed with the Securities and Exchange Commission on March 15, 2006	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  3/15/2006

OXIS International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

(650) 212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of Directors

On March 15, 2006 the board of directors of OXIS International, Inc. appointed Gary M. Post as a member of the board of directors, effective immediately, to serve until the next annual meeting of stockholders. Mr. Post was also appointed by the board of directors to be a member of the audit committee of OXIS International. On March 21, 2006, OXIS International issued a press release announcing the appointment of Mr. Post to the board of directors. A copy of the press release is attached as Exhibit 99.1 under Item 9.01 of this Report.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

99.1  Press Release dated March 21, 2006 entitled “Gary M. Post, Managing Director and Investment Principal of Ambient Capital, Joins OXIS’ Board of Directors.”

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated March 21, 2006

OXIS International, Inc.

By:	/s/ Michael D. Centron
Michael D. Centron
Chief Financial Officer

Exhibit 99.1

Gary Post, Managing Director and Investment Principal of Ambient Advisors, LLC, Joins OXIS’ Board of Directors

Company Strengthens Short-Term Financial Position with Line of Credit from President and CEO Steve Guillen

Foster City, CA - March 21, 2006 - OXIS International (OTCBB: OXIS.OB) (Nouveau Marché: OXIS) (FWB: OXI), a biopharmaceutical company focused on commercializing research assays, nutraceutical and therapeutic products related to oxidative stress and, through its majority interest in BioCheck, a leading provider of high quality immunoassay clinical kits and contract services, today announced the appointment of Gary Post, Managing Director and Investment Principal of Ambient Advisors, LLC to the Company’s Board of Directors. Ambient invests its own and its partners’ capital in private and public companies with a particular interest in the health care and life sciences sector. Ambient also actively advises these companies, sometimes taking interim management roles.

“With a track record of successful investments and extensive knowledge of the public and private equity markets, Gary brings another valuable perspective to our company,” stated Steve Guillen, CEO and President of OXIS. “We look forward to his contributions as we continue to evaluate and execute short and long-term financing alternatives and capitalize on our strategic opportunities, including purchasing the other 49% of BioCheck, the launch of our over-the-counter (OTC) dietary supplement and powerful antioxidant Ergothioneine, and the launch of new clinical and research biomarkers into the multi-billion dollar cardiovascular and oncology markets.”

“OXIS and BioCheck seem well-positioned in potentially large markets,” commented Gary Post. “With a management team in place that can capitalize on these market opportunities through partnerships with other biopharma companies, the company is poised to increase shareholder value.”

Gary Post brings to OXIS highly varied experience in corporate finance, business strategy development, mergers and acquisitions, and venture management and investing. In his roles at Ambient, Mr. Post has also served as Interim and Acting CEO of several medical device and service companies. Prior to Ambient, he served as First Vice President at Drexel Burnham Lambert, Vice President at Kidder Peabody, Managing Director at Houlihan, Lokey, Howard and Zukin and Director of Research and Consultant at McKinsey & Company. During his career, he has been involved in corporate financings, private investments, business combinations, recapitalizations and joint ventures totaling over $10 billion in value.

OXIS recently announced several material events including the successful completion of the initial closing and purchase of 51% of the outstanding shares of BioCheck for $3,060,000 in cash and the transition of its operations from Portland, OR to BioCheck’s FDA-certified cGMP device manufacturing facility in Foster City, CA.

In addition, On March 10, 2006, the Company entered into an agreement with Steve Guillen, the Company’s President and Chief Executive Officer, for a credit facility in the amount of $200,000. The loan is intended to provide the Company additional short term financial flexibility while the management continues to seek and evaluate additional funding, including longer term financing options for the acquisition of the remaining 49% of BioCheck and the development and marketing of existing and new products.

About OXIS and BioCheck:

OXIS International, Inc. develops technologies and products to research, diagnose, treat and prevent diseases of oxidative stress associated with damage from free radical and reactive oxygen species. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and has focused commercialization programs in clinical cardiovascular markers, including MPO (myeloperoxidase) and GPx (glutathionione peroxidase), as well as a highly potent antioxidant, Ergothioneine, that may be sold over-the-counter (OTC) as a dietary supplement. OXIS has acquired a 51% interest in and has the option to purchase the remaining 49% of BioCheck.

BioCheck, Inc. is a leading provider of high quality enzyme immunoassay research services and products including immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones. The company operates a 15,000 square-foot, U.S. Food and Drug Administration (FDA) certified cGMP, and ISO device-manufacturing facility in Foster City, California.

More information about OXIS, BioCheck and their products, services as well as current SEC filings may be obtained by visiting http://www.oxisresearch.com and http://www.biocheckinc.com.

* * *

The statements in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as the acquisition of the remaining 49% of the BioCheck shares by OXIS not closing due to, among other reasons, the inability of OXIS to close a financing transaction; the risks inherent in integrating an acquired business; risks inherent in owning a majority interest in a company; unforeseen difficulties in achieving synergies following an acquisition; unforeseen difficulties related to the company’s oxidative stress and other diagnostic products; the development by the company’s competitors of new competing products; and other risks indicated in the company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the company with the Securities and Exchange Commission, specifically the company’s quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2005, and the current reports on Form 8-K filed with the Securities and Exchange Commission on February 10, March 14, and March 21, 2006.